Exhibit 10(cc)

Ursula M. Burns Chairman and Chief Executive Officer Xerox Corporation 45 Glover Avenue, 6th Floor Norwalk, CT 06856-4505 ursula.burns@xerox.com

December 20, 2010

Mr. Luca Maestri

Dear Luca:

I am pleased to offer you the position of Chief Financial Officer of Xerox Corporation, reporting to me at our corporate headquarters in Norwalk, Connecticut. Your starting salary for this position will be paid monthly at the annualized rate of $650,000.

You will also be eligible to participate in our Annual Performance Incentive Plan (APIP) at an annualized target level of 100% of salary with a payout range of 0 to 200% of target. This plan pays annually based on overall Xerox results (usually revenue, EPS and cash). We will agree on your personal objectives shortly after you join the Company. More information on this plan will be provided at the start of your employment.

You will participate in the Executive Long Term Incentive Program (E-LTIP). Your award will be valued at $1,800,000 (delivered in Performance Shares) and will vest three-years from date of grant (expected grant date of July 2011). The actual number of shares will be determined based on the closing price of Xerox stock on the date of grant. More information on E-LTIP will be provided at the start of your employment.

In addition, you will receive a cash sign-on award, payable as follows: $600,000 payable in June, 2011 after the start of your employment, $700,000 payable in January, 2012 and $600,000 payable in January, 2013, unless you resign or are terminated for cause prior to these payment dates.

You will be eligible for the benefits under the Xerox Domestic Relocation Policy, to include (as applicable) cost of move allowance and expenses relating to: sale of current residence; purchase of new residence; and, moving of household effects. Xerox will also provide a commuting allowance and temporary housing in Norwalk as needed through September, 2011.

Twelve months of salary continuance will be provided if employment is terminated by Xerox for any reason (other than for cause) during the first 12 months of employment. After this time, the standard Xerox severance policy in effect at the time applies. Xerox will also provide a severance agreement in its customary form, to become operative if employment is terminated in connection with a Change in Control. The payment of any termination benefits will be contingent upon your signing both a release of claims and an agreement not to engage in detrimental activity as determined by the Company upon your termination.

You will also be eligible for the following programs:

•	The annual Executive Physical and Health Program.

•	Financial Planning assistance up to $10,000 every two years

•	Immediate eligibility for vacation totaling four weeks per year

•	Participation in the Xerox Universal Life Insurance Program (XUL) for executives that provides a benefit of three times your annual base salary.

As an “executive officer” as defined, you will be subject to Securities and Exchange Commission (SEC) reporting requirements and to the SEC’s rules related to the valuation and disclosure of executive compensation perquisites. You will receive communications on these topics directly from the Acting Secretary of the Company.

The Xerox Total Pay philosophy recognizes pay is more than just your salary. On your start date, you will be eligible to participate in a comprehensive benefits package that includes medical, dental, vision care, life and accident insurance. In addition, you will be able to purchase subsidized disability income protection prior to meeting the eligibility criteria for regular coverage (12 months of active service). Xerox also offers a 401(k) savings plan which includes a Company match.

This offer will remain in effect through January 25, 2011, and is contingent upon your signing of a release for pre-employment background checks (criminal, credit, etc.), signing a Proprietary Information and Conflict of Interest Agreement, signing a Non-compete Agreement, your successfully passing a pre-employment drug-screening test and the effective completion of appropriate reference checks. This offer is also contingent upon obtaining the appropriate visa or work permit. Of course, the foregoing description of awards, plan benefits and severance agreement is subject to the terms of the respective awards, plans and agreement.

Please notify me of your acceptance and ensure that all requirements in the Addendum are met before we agree on a mutually acceptable start date. All originals, including those noted on the Addendum, should be returned to Tom Maddison or me. I look forward to your formal acceptance of the offer. I know you will make significant contributions to Xerox Corporation and will be a great addition to my senior team.

If you have any questions, please feel free to contact Tom Maddison at 203-849-2483 or me at 203-849-2471.

Sincerely,

/s/ Ursula M. Burns

Ursula M. Burns

UMB/pp

Enclosures

Copy:

T. Maddison

I  ☑    Accept        ☐  Decline this offer:

/s/ Luca Maestri	January 25, 2011

Signature	Date